Exhibit (j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Blue Chip Fund in the Growth and Income Funds Prospectus and the Scudder Blue Chip Class I Shares Supplement to the Prospectus, and "Independent Accountants/Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Blue Chip Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-17777) of our report dated December 4, 2002 on the financial statements and financial highlights of Scudder Blue Chip Fund included in the Annual Report dated October 31, 2002.


/s/ERNST & YOUNG LLP

ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2003